Exhibit 99.1

Assured Guaranty Ltd. First Quarter 2010 Operating Income Rises 41%

From Prior Year Period to $89.6 Million ($0.47 per Diluted Share)

First Quarter 2010 Net Income Rises 277% to $322.0 Million ($1.69 per Diluted Share)

Hamilton, Bermuda, May 10, 2010 — Assured Guaranty Ltd. (NYSE: AGO) (“AGL” and, together with its subsidiaries, “Assured Guaranty” or “the Company”) today reported its financial results for the quarter ended March 31, 2010 (“first quarter 2010”).  The Company’s first quarter 2010 operating income, a financial measure that is not in accordance with accounting principles generally accepted in the U.S. (“non-GAAP financial measure”), was $89.6 million, a 41% increase from $63.4 million for the quarter ended March 31, 2009 (“first quarter 2009”).  First quarter 2010 operating and net income included $9.9 million of after-tax income generated by refundings and other accelerations ($0.05 per diluted share), as compared to $64.7 million ($0.71 per diluted share) in first quarter 2009.

The July 1, 2009 acquisition of Financial Security Assurance Holdings Ltd., which has now been renamed Assured Guaranty Municipal Holdings Inc. (“AGMH”), is the principal reason for the growth in Assured Guaranty’s first quarter operating income.  The acquisition of AGMH (“AGMH Acquisition”) added significantly to the Company’s financial resources, including its investment portfolio, unearned premium reserve, claims-paying resources and personnel.

Assured Guaranty also reported first quarter 2010 net income attributable to AGL (“consolidated net income”) of $322.0 million, a 277% increase from first quarter 2009 consolidated net income of $85.5 million.  First quarter 2010 net income per diluted share was $1.69, an 82% increase from $0.93 per diluted share in first quarter 2009.  First quarter 2010 net income benefited from $230.8 million of after-tax non-credit impairment unrealized fair value gains on credit derivatives ($1.21 per diluted share), as compared to $26.4 million ($0.29 per diluted share) in first quarter 2009.  A reconciliation of operating income to net income is provided in Table 1 below.  Please see the “Explanation of Non-GAAP Financial Measures” section of this press release for a definition of operating income and other non-GAAP financial measures.

“We recorded positive operating earnings this quarter, despite continued losses primarily related to the insured residential mortgage-backed portfolio,” said Dominic Frederico, President and Chief Executive Officer of Assured Guaranty Ltd. “Our embedded earnings power derived from the AGMH Acquisition combined with the existing earnings models of Assured Guaranty Corp. and Assured Guaranty Re provides us with substantial financial stability, which is critical to our ongoing business.”

“With regard to the additional mortgage losses,” added Mr. Frederico, “early stage delinquencies showed some signs of improvement.  However, we decided to extend the conditional default rate for another three months until we see a more sustained improvement in RMBS performance. We have also intensified our loss mitigation efforts, which we see as both strategically important and as a further opportunity to lower our loss costs and enhance earnings.”

Table 1: Reconciliation of Consolidated Net Income to Operating Income

($ in millions)

	1Q-10	1Q-09
Net income attributable to Assured Guaranty Ltd.	$322.0	$85.5
Less: Realized gains (losses) on investments, after tax	6.7	(17.1)
Less: Non-credit impairment unrealized fair value gains on credit derivatives, after tax	230.8	26.4
Less: Fair value gains (losses) on committed capital securities, after tax	(0.8)	12.8
Less: Non-economic fair value adjustments and net interest margin of consolidated VIEs, after tax(1)	(4.3)	—
Operating income	$89.6	$63.4
Less: Operating income effect of refundings and accelerations, net	9.9	64.7
Operating income (loss) net of refundings and accelerations	$79.7	$(1.3)

(1)       Effective January 1, 2010, new accounting guidance ASC 810 ‘Consolidation’ required the deconsolidation of four previously consolidated variable interest entities (“VIEs”) and the consolidation of 21 VIEs previously accounted for as insurance contracts.  Operating income reverses the financial effect of consolidating these entities and accounts for them as financial guaranty insurance contracts in order to present the Company’s insured obligations on a consistent basis.

Operating Income Per Diluted Share:  Although both operating income and net income grew materially from the prior year period, the Company’s first quarter 2010 operating income per diluted share declined to $0.47 compared to $0.69 in first quarter 2009 due to the increase in shares outstanding since March 31, 2009.  The Company issued or sold approximately 66.4 million shares in June and July 2009 in connection with the AGMH Acquisition and also sold approximately 27.5 million new common shares in December 2009 to comply with capital requirements stipulated by Moody’s Investors Service.  A reconciliation of operating income per diluted share to net income per diluted share is provided in Table 2 below.

First quarter 2010 operating income excluding the after-tax impact of premiums earned from refundings and other accelerations ($0.05 in first quarter 2010 versus $0.71 in first quarter 2009) and AGMH acquisition-related expenses ($0.02 per share in first quarter 2010 versus $0.05 in first quarter 2009) rose sharply, totaling $0.44 per diluted share as compared to $0.03 per diluted share in first quarter 2009.  The AGMH Acquisition was the principal contributor to the increase in Assured Guaranty’s operating income per share over the prior year period.

Table 2: Reconciliation of Consolidated Net Income to Operating Income Per Diluted Share

	1Q-10	1Q-09
Net income attributable to Assured Guaranty Ltd.	$1.69	$0.93
Less: Realized gains (losses) on investments, after tax	0.03	(0.19)
Less: Non-credit impairment unrealized fair value gains on credit derivatives, after tax	1.21	0.29
Less: Fair value gains (losses) on committed capital securities, after tax	—	0.14
Less: Non-economic fair value adjustments and net interest margin of consolidated VIEs, after tax(1)	(0.02)	—
Operating income	$0.47	$0.69
Less: Operating income effect of refundings and accelerations, net	0.05	0.71
Operating income (loss) net of refundings and accelerations	$0.42	$(0.02)

Weighted average shares outstanding (in millions):
Basic shares outstanding - GAAP	184.3	90.8
Diluted shares outstanding - GAAP	190.6	91.2
Diluted shares outstanding - non-GAAP	190.8	91.5

(1)       Effective January 1, 2010, new accounting guidance ASC 810 ‘Consolidation’ required the deconsolidation of four previously consolidated VIEs and the consolidation of 21 VIEs previously accounted for as insurance contracts.  Operating income reverses the financial effect of consolidating these entities and accounts for them as financial guaranty insurance contracts in order to present the Company’s insured obligations on a consistent basis.

Shareholders’ Equity:  Shareholders’ equity attributable to AGL (“book value”) at March 31, 2010 was $3,619.0 million, a 3% increase from December 31, 2009 book value of $3,520.5 million.  Assured Guaranty’s March 31, 2010 book value per share was $19.63, up 3% from December 31, 2009 book value per share of $19.12.  The Company’s first quarter 2010 net income of $322.0 million was the principal cause of the growth in book value and book value per share since year-end 2009, offset in part by the cumulative effect of adoption in the quarter of new accounting guidance for consolidation of VIEs.

Operating shareholders’ equity, a non-GAAP financial measure, was $4,244.5 million, a 2% increase from $4,142.2 million at December 31, 2009.  Operating shareholders’ equity per share was $23.02 at March 31, 2010, an increase of 2% from $22.49 at December 31, 2009.  The primary reason for the growth in operating shareholders’ equity and operating shareholders’ equity per share was the Company’s first quarter 2010 operating income of $89.6 million.

Adjusted Book Value:  The Company’s adjusted book value, a non-GAAP financial measure, was $8,847.9 million ($48.00 per share) at March 31, 2010, a 1% decrease from December 31, 2009 adjusted book value of $8,913.7 million ($48.40 per share).  The decline in adjusted book value was caused by a 4% decrease in the after-tax net present value of estimated future credit derivative revenues, which is a non-GAAP financial measure, and a 3% decline in net after-tax unearned premium reserve on financial guaranty contracts in excess of the present value of expected loss to be expensed and the Company’s first quarter 2010 new business production being less than the amortization of these two items.  Table 3 provides a reconciliation of shareholders’ equity to operating shareholders’ equity and adjusted book value.

Table 3: Shareholders’ Equity

(amounts in millions, except per share data)

	As of
	March 31, 2010	December 31, 2009	% Change
Reconciliation of book value to adjusted book value:
Book value attributable to Assured Guaranty Ltd.	$3,619.0	$3,520.5	3%
Less: Non-economic fair value adjustments of consolidated variable interest entities, after tax (1)	(222.4)	—	NM
Less: Non-credit impairment unrealized fair value gains (losses) on credit derivatives, after tax	(536.1)	(767.6)	(30)%
Less: Fair value gains (losses) on committed capital securities, after tax	5.4	6.2	(13)%
Less: Unrealized gain (loss) on investment portfolio excluding foreign exchange effect	127.6	139.7	(9)%
Operating shareholders’ equity	$4,244.5	$4,142.2	2%
Less: Deferred acquisition costs (“DAC”), after tax	258.8	235.3	10%
Plus: Net present value of estimated future credit derivative revenue, after tax	499.6	520.0	(4)%
Plus: Net earned premium reserve on financial guaranty contracts in excess of expected loss to be expensed, after tax	4,362.6	4,486.8	(3)%
Adjusted book value	$8,847.9	$8,913.7	(1)%

Shares outstanding at the end of period (in millions)	184.3	184.2	0%

Reconciliation of book value to adjusted book value:
Book value attributable to Assured Guaranty Ltd.	$19.63	$19.12	3%
Less: Non-economic fair value adjustments of consolidated variable interest entities, after tax (1)	(1.21)	—	NM
Less: Non-credit impairment unrealized fair value gains (losses) on credit derivatives, after tax	(2.91)	(4.17)	(30)%
Less: Fair value gains (losses) on committed capital securities, after tax	0.03	0.03	0%
Less: Unrealized gain (loss) on investment portfolio excluding foreign exchange effect	0.69	0.76	(9)%
Operating shareholders’ equity	$23.02	$22.49	2%
Less: DAC, after tax	1.40	1.28	9%
Plus: Net present value of estimated future credit derivative revenue, after tax	2.71	2.82	(4)%
Plus: Net earned premium reserve on financial guaranty contracts in excess of expected loss to be expensed, after tax	23.67	24.36	(3)%
Adjusted book value	$48.00	$48.40	(1)%

(1)       Effective January 1, 2010, new accounting guidance ASC 810 ‘Consolidation’ required the deconsolidation of four previously consolidated VIEs and the consolidation of 21 VIEs previously accounted for as insurance contracts.  Operating shareholder’s equity reverses the financial effect of consolidating these entities and accounts for them as financial guaranty insurance contracts in order to present the Company’s insured obligations on a consistent basis.

NM = Not meaningful

First Quarter 2010 New Business Production

The Company also announced today that its first quarter 2010 present value of new business production (“PVP”), a non-GAAP financial measure, was $78.8 million, a decrease of 64% from $219.3 million in first quarter 2009 due primarily to the lack of new business production in the financial guaranty reinsurance segment.  The financial guaranty reinsurance segment recorded $90.8 million of PVP in first quarter 2009 due to the closing of a large reinsurance contract.  Table 4 below provides a reconciliation of gross premiums written to PVP.

Financial guaranty direct PVP was $78.8 million in first quarter 2010, a decline of 40% from $130.9 million in first quarter 2009 principally due to lower U.S. public finance PVP.  First quarter 2010 financial guaranty direct PVP in the U.S. public finance market totaled $74.3 million, down 41% from $126.8 million, as a result of tighter spreads, adherence to the Company’s underwriting standards and the growth of the Build America Bonds (“BABs”) program, which began in April 2009.  Approximately $27 billion of bonds were issued in first quarter 2010 under the BABs program, or 26% of total first quarter 2010 U.S. public finance new issuance.  To date, BABs bond issues have had lower insurance utilization than tax-exempt bonds because of the large size of the issues and the high credit ratings of the issuers.  The Company insured 6.3% of the new issue U.S. public finance market in first quarter 2010, up from 4.3% in fourth quarter 2009.  In the tax-exempt new issue U.S. public finance market, which excludes taxable BABs, 8.8% of par was insured by Assured Guaranty in the first quarter 2010, up from 5.2% in fourth quarter 2009.

Mr. Frederico said, “Looking ahead, we expect to build our position in the U.S. public finance market through increased penetration of the tax-exempt market, as well as through greater participation in the taxable BABs sector.  As this program expands, we expect it will include smaller, lesser known issuers in the A and BBB rating categories, which are part of our traditional customer base and for which insured executions would significantly lower costs.  We are also working to increase our portfolio through the recapture of ceded reinsurance portfolios and the potential acquisitions of other portfolios.”

The Company’s structured finance production rose in the quarter to $4.5 million of PVP versus $2.4 million in first quarter 2009.  The Company insured $1.0 billion in four separate transactions, including $250 million for the first subprime auto loan transaction to utilize financial guaranty insurance in almost two years.  Assured Guaranty’s other first quarter 2010 structured finance transactions were private but also in the consumer receivables space and, like the subprime auto transactions, were rated AAA according to the Company’s internal rating system.

Assured Guaranty did not insure any non-U.S. public finance transactions in the quarter, as compared to $1.8 million of PVP production in first quarter 2010.

Table 4: New Business Production

	Quarter Ended
Consolidated gross written premiums (“GWP”) analysis:	March 31,		%
($ in millions)	2010	2009	Change
Present value of new business production (“PVP”)
Public finance - U.S.	$74.3	$217.5	(66)%
Public finance - non-U.S.	—	1.8	(100)%
Structured finance - U.S.	4.5	2.4	88%
Structured finance - non-U.S.	—	—	NM
Total PVP	78.8	221.7	(64)%
Less: PVP of credit derivatives	—	2.4	(100)%
PVP of financial guaranty insurance	78.8	219.3	(64)%
Less: Financial guaranty installment premium PVP	4.5	11.6	(61)%
Total: Financial guaranty upfront GWP	74.3	207.7	(64)%
Plus: Financial guaranty installment PVP adjustment (1)	17.8	27.1	(34)%
Total financial guaranty GWP	92.1	234.8	(61)%
Plus: Other segment GWP	—	—	NM
Total GWP	$92.1	$234.8	(61)%

(1) Includes the difference in management estimates for the discount rate applied to future installments compared to the discount rate used for new financial guaranty insurance accounting standard as well as the changes in estimated term for future installments.

NM = Not meaningful

First Quarter 2010 Total Revenue Highlights

The Company’s first quarter 2010 total revenues were $683.9 million, including $300.5 million in pre-tax non-credit impairment unrealized fair value gains on credit derivatives ($230.8 million after tax or $1.21 per diluted share). First quarter 2010 total revenues increased 181% principally due to the AGMH Acquisition, which increased the level of the Company’s net earned premiums and net investment income. Table 5 provides an analysis of first quarter 2010 total revenues versus first quarter 2009.

Table 5: Analysis of Revenues

	Quarter Ended
	March 31,
($ in millions)	2010	2009	%Change
Revenues
Net earned premiums	$319.6	$148.4	115%
Net investment income	84.3	43.6	93%
Net realized investment gains (losses)	9.4	(17.1)	NM
Change in fair value of credit derivatives:
Realized gains on credit derivatives(1)	54.7	29.7	84%
Credit impairment on credit derivatives	(76.4)	(1.0)	NM
Non-credit impairment fair value gains on credit derivatives	300.5	18.9	NM
Net change in fair value of credit derivatives	278.8	47.6	NM
Fair value gain (loss) on committed capital securities	(1.3)	19.7	NM
Financial guaranty variable interest entities revenues	4.2	—	NM
Other income	(11.1)	0.9	NM
Total revenues	$683.9	$243.1	181%

(1)    Includes revenue earned on credit derivatives.

NM = Not meaningful

First quarter 2010 net earned premiums totaled $319.6 million, an increase of 115% from $148.4 million in first quarter 2009. Excluding premiums earned from refunding and accelerations, which were unusually high in first quarter 2009, net earned premiums were up 424% to $304.2 million in first quarter 2010 versus $58.1 million in first quarter 2009. The increase in net earned premiums resulted almost entirely from the AGMH Acquisition, including the addition of AGMH’s existing unearned premium reserve as well as the application of acquisition accounting principles. Net earned premiums from refunding and accelerations was $15.4 million ($0.05 per diluted share) compared to $90.3 million ($0.71 per diluted share) in first quarter 2009.

Assured Guaranty’s first quarter 2010 investment income was $84.3 million, a 93% increase from first quarter 2009 net investment income of $43.6 million due to the increase in invested assets resulting from the AGMH Acquisition. Investment income is net of investment expenses and amortization or accretion on bonds, including the accretion of acquisition accounting adjustments on AGMH’s investment portfolio. Net amortization charges totaled $17.7 million in first quarter 2010 due to bond calls, prepayments and other adjustments in amortization, compared to $(1.8) million in first quarter 2009. The Company’s total investment portfolio was $10.5 billion at March 31, 2010, compared to $3.8 billion at March 31, 2009.

The Company reported $278.8 million in net change in fair value of credit derivatives in first quarter 2010, up 486% from $47.6 million in first quarter 2009. The net change in fair value of credit derivatives is comprised of three items: realized gains or losses; credit impairment; and non-credit impairment unrealized fair value gains or losses on credit derivatives.

•      First quarter 2010 realized gains on credit derivatives, also a component of net change in fair value of credit derivatives, increased 84% to $54.7 million from $29.7 million for first quarter 2009. As of March 31, 2010, the Company had $119.0 billion of credit derivative contracts outstanding, up from $73.3 billion at March 31, 2009, due to the AGMH Acquisition.

•      The change in fair value on credit derivatives compared to the prior quarter also reflects an increase in the Company’s credit impairment on credit derivatives to $76.4 million from $1.0 million in first quarter 2009. The increase in credit impairment was due to an increase in the Company’s loss expectations for five trust preferred securities (“TruPS”) backed by U. S. mortgages and real estate investment trusts (“REITs”) and for its insured U. S. residential mortgage-backed securities (“RMBS”). TruPS continued to experience adverse development due to defaults and deferrals. In addition, despite some signs of recent improvement, U. S. RMBS exposures continued to experience high delinquency rates, leading Assured Guaranty’s management to extend by three months the conditional default rate curve used for modeling projected losses on RMBS exposures.

•      The largest driver of the increase in first quarter 2010 fair value of credit derivatives was $300.5 million in non-credit impairment unrealized fair value gains on credit derivatives during the quarter. The increased non-credit impairment unrealized fair value gains resulted from the change in market values for the securities insured by the Company’s credit derivative contracts and for the credit derivatives referencing Assured Guaranty Corp. and Assured Guaranty Municipal Corp., the Company’s two principal financial guaranty direct insurance companies.

Other income of $(11.1) million ($(10.6) million after tax or $(0.06) per diluted share) in first quarter 2010 was significantly affected by pre-tax foreign exchange revaluation expense related to the premiums receivable balance. Assured Guaranty did not incur any material foreign exchange revaluation income or expense related to the premiums receivable balance in first quarter 2009.

First Quarter 2010 Total Expense Highlights

The Company’s total expenses rose 73% to $247.0 million in first quarter 2010 from $143.0 million in first quarter 2009 due to the AGMH Acquisition, which increased interest and other operating expenses, as well as increased loss and loss adjustment expenses (“LAE”), largely on the Company’s combined U. S. RMBS portfolio. Table 6 below provides a further quarter expense analysis for first quarter 2010 total expenses versus first quarter 2009.

Table 6: Expense Analysis

	Quarter Ended
	March 31
($ in millions)	2010	2009	%Change
Expenses
Loss and loss adjustment expenses	$130.5	$79.8	64%
Amortization of deferred acquisition costs	8.2	23.4	(65)%
AGMH acquisition-related expenses	4.0	4.6	(13)%
Interest expense	25.1	5.8	333%
Financial guaranty variable interest entities expenses	14.8	—	NM
Other operating expenses	64.4	29.4	119%
Total expenses	$247.0	$143.0	73%

NM = Not meaningful

First quarter 2010 loss and LAE totaled $130.5 million, a 64% increase from $79.8 million in first quarter 2009. The increase in loss and LAE principally reflects management’s first quarter 2010 decision to extend the conditional default rate curve used for modeling projected losses on RMBS exposures by an additional three months as well as the increase in the Company’s U.S. RMBS exposures as a result of the AGMH Acquisition. Management also increased the loss severity assumption on its subprime U. S. RMBS exposures from 70% to 75%, which also increased first quarter 2010 loss estimates.

Amortization of deferred acquisition costs, which reflects the amortization of ceding commissions paid and received and also of operating expenses that were deferred previously and were related to the acquisition of new business, was $8.2 million, down 65% from $23.4 million in first quarter 2009. This decrease is primarily due to the elimination of deferred acquisition costs related to policies assumed by Assured Guaranty Re Ltd., the Company’s Bermuda-based reinsurer, from Assured Guaranty Municipal Corp. as a result of the AGMH Acquisition and also due to lower refundings and accelerations in first quarter 2010.

Other operating expenses, which are principally for employee-related expenses, were $64.4 million in first quarter 2010 as compared to $29.4 million in first quarter 2009, primarily due to the AGMH Acquisition and the resulting increase in employee headcount. First quarter results include the impact of share-based and performance retention plan incentive compensation expenses for retirement-eligible employees, which the Company awards in the first quarter. This expense increased from $6.6 million in first quarter 2009 ($5.8 million after tax or $0.06 per diluted share) to $11.2 million ($9.3 million after tax or $0.05 per diluted share) in first quarter 2010.

Assured Guaranty also incurred expenses related to the AGMH Acquisition of $4.0 million ($3.3 million after tax or $0.02 per diluted share) in first quarter 2010, down from $4.6 million ($4.6 million after tax of $0.05 per diluted share) in first quarter 2009.

Interest expense was $25.1 million in first quarter 2010 compared to $5.8 million in first quarter 2009 due to the increase in the Company’s outstanding debt as a result of the AGMH Acquisition.

The Company recorded a $114.9 million provision for income taxes in first quarter 2010 (an effective tax rate of 26.3%) compared to a $14.6 million provision in first quarter 2009 (an effective tax rate of 14.6%).

The increase in the Company’s effective tax rate reflects the increase in U. S. income as a result of the AGMH Acquisition. Assured Guaranty’s effective tax rate on operating income was 33.5% in first quarter 2010 compared to 19.3% in first quarter 2009, also as a result of the AGMH Acquisition.

Conference Call and Webcast Information: The Company will host a conference call for investors and analysts on Tuesday, May 11, 2010 at 8: 00 a. m. Eastern Time (9: 00 a. m. Atlantic Time). The conference call will be available via live and archived webcast in the Investor Information section of the Company’s website at http://www. assuredguaranty. com or                 by dialing 866-804-6922 (in the U. S.) or 857-350-1668 (International), passcode 51677275. A replay of the call will be available through June 10, 2010 by dialing 888-286-8010 (in the U. S.) or 617-801-6888 (International), passcode 59793387.

Please refer to Assured Guaranty’s March 31, 2010 Financial Supplement, which is posted on the Company’s website at http://www. assuredguaranty. com/investor/ltd/financial. aspx for more information on the Company’s individual segment performance, financial guaranty portfolios, investment portfolio and other items. The Company has also posted on its website Assured Guaranty’s Financial Guaranty Direct Segment’s U. S. and International Structured Finance Transaction List and New Issue U. S. Public Finance List, both as of March 31, 2010.

# # #

Assured Guaranty Ltd. is a publicly-traded (NYSE: AGO) Bermuda-based holding company. Its operating subsidiaries provide credit enhancement products to the U. S. and international public finance, infrastructure and structured finance markets. More information on Assured Guaranty Ltd. and its subsidiaries can be found at www. assuredguaranty. com.

Assured Guaranty Ltd.

Consolidated Income Statements

($ in millions)

	Quarter Ended
	March 31,
	2010	2009

Revenues:
Net earned premiums	$319.6	$148.4
Net investment income	84.3	43.6
Net realized investment gains (losses)	9.4	(17.1)
Change in fair value of credit derivatives:
Realized gains on credit derivatives	54.7	29.7
Credit impairment on credit derivatives	(76.4)	(1.0)
Non-credit impairment fair value gains on credit derivatives	300.5	18.9
Net change in fair value of credit derivatives	278.8	47.6
Fair value gain (loss) on committed capital securities	(1.3)	19.7
Financial guaranty VIEs revenues(1)	4.2	—
Other income	(11.1)	0.9
Total revenues	683.9	243.1

Expenses:
Loss and loss adjustment expenses	130.5	79.8
Amortization of deferred acquisition costs	8.2	23.4
AGMH acquisition-related expenses	4.0	4.6
Interest expense	25.1	5.8
Financial guaranty VIEs expenses(1)	14.8	—
Other operating expenses	64.4	29.4
Total expenses	247.0	143.0

Income before provision for income taxes	436.9	100.1
Provision for income taxes	114.9	14.6

Net income	322.0	85.5
Less: Noncontrolling interest of variable interest entities	—	—
Net income attributable to Assured Guaranty Ltd.	322.0	85.5
Less: Realized gains (losses) on investments, after tax	6.7	(17.1)
Less: Non-credit impairment unrealized fair value gains on credit derivatives, after tax	230.8	26.4
Less: Fair value gains (losses) on committed capital securities, after tax	(0.8)	12.8
Less: Non-economic fair value adjustments and net interest margin of consolidated VIEs, after tax(1)	(4.3)	—
Operating income	$89.6	$63.4

(1)                Effective January 1, 2010, new accounting guidance ASC 810 ‘Consolidation’  required the deconsolidation of four previously consolidated VIEs and the consolidation of 21 VIEs previously accounted for as insurance contracts.  Operating income reverses the financial effect of consolidating these entities and accounts for them as financial guaranty insurance contracts in order to present the Company’s insured obligations on a consistent basis.

Assured Guaranty Ltd.

Consolidated Balance Sheets

($ in millions)

	As of :
	March 31, 2010	December 31, 2009
Assets
Investment portfolio, available-for-sale:
Fixed maturity securities, at fair value	$9,057.3	$9,139.9
Short-term investments	1,421.4	1,668.3
Total investment portfolio	10,478.7	10,808.2

Assets acquired in refinancing transactions	143.5	152.4
Cash	90.5	44.1
Premiums receivable, net of ceding commissions payable	1,371.6	1,418.2
Ceded unearned premium reserve	926.2	1,052.0
Deferred acquisition costs	244.0	242.0
Reinsurance recoverable on unpaid losses	17.8	14.1
Credit derivative assets	537.1	492.5
Committed capital securities, at fair value	8.3	9.5
Deferred tax asset, net	1,132.1	1,158.2
Salvage recoverable	261.8	239.5
Financial guaranty VIE assets (1)	1,868.6	762.3
Other assets	308.3	200.4
Total assets	$17,388.5	$16,593.4

Liabilities and shareholders’ equity
Liabilities
Unearned premium reserves	$7,720.9	$8,219.4
Loss and loss adjustment expense reserve	361.3	289.5
Long-term debt	919.5	917.4
Note payable to related party	142.4	149.1
Credit derivative liabilities	1,822.0	2,034.6
Reinsurance balances payable, net	185.4	186.7
Financial guaranty VIE liabilities with recourse (1)	2,067.2	762.7
Financial guaranty VIE liabilities without recourse (1)	205.7	—
Other liabilities	345.1	513.9
Total liabilities	13,769.5	13,073.3

Shareholders’ equity
Common stock	1.8	1.8
Additional paid-in capital	2,589.5	2,585.0
Retained earnings (1)	885.3	789.9
Accumulated other comprehensive income	140.4	141.8
Deferred equity compensation	2.0	2.0
Total shareholders’ equity attributable to Assured Guaranty Ltd.	3,619.0	3,520.5
Noncontrolling interest in consolidated VIEs (1)	—	(0.4)
Total shareholders’ equity	3,619.0	3,520.1

Total liabilities and shareholders’ equity	$17,388.5	$16,593.4

(1)  Effective January 1, 2010, new accounting guidance ASC 810 “Consolidation” required the deconsolidation of four previously consolidated VIEs and the consolidation of 21 VIEs previously accounted for as insurance contracts.

Explanation of Non-GAAP Financial Measures:

This press release references financial measures that are not in accordance with U.S. generally accepted accounting principles (“GAAP”) which management uses in order to assist analysts and investors in evaluating Assured Guaranty Ltd.’s financial results.  These financial measures not in accordance with GAAP (“non-GAAP financial measures”) are defined below.  In each case, the most directly comparable GAAP financial measure, if available, is presented and a reconciliation of the non-GAAP financial measure and GAAP financial measure is provided.  This presentation is consistent with how Assured Guaranty’s management, analysts and investors evaluate Assured Guaranty Ltd.’s financial results and is comparable to estimates published by analysts in their research reports on Assured Guaranty Ltd.  The following paragraphs define each non-GAAP financial measure presented in this press release and describe why they are useful for investors.

Operating Income:  Operating income is a non-GAAP financial measure defined as net income (loss) attributable to Assured Guaranty Ltd. (which excludes noncontrolling interests in consolidated VIEs), adjusted for the following:

1)              Elimination of the after-tax realized gains (losses) on the Company’s investment portfolio;

2)              Elimination of the after-tax non-credit impairment unrealized fair value gains (losses) on credit derivatives accounted for as derivatives, which is the amount in excess of the present value of expected estimated economic credit losses;

3)              Elimination of the after-tax fair value gains (losses) on the Company’s committed capital securities; and

4)              Elimination of after-tax non-economic fair value adjustments and net interest margin of consolidated financial guaranty VIEs.

Management believes that operating income is a useful measure for management, investors and analysts because the presentation of operating income clarifies the understanding of the Company’s results of operations by highlighting the underlying profitability of its business.  Realized gains and losses on the Company’s investment portfolio are excluded from operating income because the timing and amount of realized gains and losses are not directly related to the Company’s insurance businesses.  Non-credit impairment unrealized fair value gains and losses on credit derivatives as well as fair value gains and losses on the Company’s committed capital securities and fair value adjustments and net interest margin of financial guaranty VIEs are excluded from operating income because these gains and losses do not result in an economic gain or loss and are heavily affected by, and fluctuate, in part, according to changes in market interest rates, credit spreads and other factors.  Operating income should not be viewed as a substitute for net income (loss) determined in accordance with GAAP.

Operating Shareholders’ Equity:  Operating shareholders’ equity is a non-GAAP financial measure calculated as shareholders’ equity attributable to Assured Guaranty Ltd. (which excludes noncontrolling interests in consolidated VIEs) reported under GAAP, adjusted for the following fair value adjustments deemed to be unrelated to credit impairment:

1)              Elimination of the after-tax unrealized gains (losses) on the Company’s investment portfolio, recorded as a component of accumulated comprehensive income, excluding foreign exchange revaluation;

2)              Elimination of the after-tax non-credit impairment unrealized fair value gains (losses) on credit derivatives accounted for as derivatives, which is the amount in excess of the present value of expected estimated economic credit losses;

3)              Elimination of the after-tax fair value gains (losses) on the Company’s committed capital securities; and

4)              Elimination of after-tax non-economic fair value adjustments of consolidated financial guaranty VIEs.

Management believes that operating shareholders’ equity is a useful measure for management, investors and analysts because the presentation of this measure clarifies the understanding of the Company’s results of operations by highlighting the underlying profitability of its business. Non-credit impairment unrealized fair value gains and losses on credit derivatives, fair value gains and losses on the Company’s committed capital securities, non-economic fair value adjustments of consolidated financial guaranty VIEs and unrealized gains and losses on the Company’s investment portfolio recorded in accumulated comprehensive income are excluded from operating shareholders’ equity because these gains and losses do not result in an economic gain or loss and are heavily affected by, and fluctuate, in part, according to changes in market interest rates, credit spreads and other factors.  Operating shareholders’ equity should not be viewed as a substitute for shareholders’ equity determined in accordance with GAAP.

Adjusted Book Value: Adjusted book value is a non-GAAP financial measure calculated as shareholders’ equity attributable to Assured Guaranty Ltd. (which excludes noncontrolling interests in consolidated VIEs) adjusted for the following:

1)                  Elimination of after-tax non-economic fair value adjustments of consolidated financial guaranty VIEs;

2)                  Elimination of the after-tax non-credit impairment unrealized fair value gains (losses) on credit derivatives accounted for as derivatives, which is the amount in excess of the present value of expected estimated economic credit losses;

3)                  Elimination of the after-tax fair value gains (losses) on the Company’s committed capital securities;

4)                  Elimination of the after-tax unrealized gains (losses) on the Company’s investment portfolios, recorded as a component of accumulated comprehensive income, excluding foreign exchange revaluation;

5)                  Elimination of after-tax deferred acquisition costs;

6)                  Addition of the after-tax net present value of estimated future credit derivative revenue, discounted at 6% and the addition of the after-tax value of net unearned revenue on credit derivatives; and

7)                  Addition of the after-tax value of the net unearned premium reserve on financial guaranty contracts in excess of net expected loss to be expensed.

Management believes that adjusted book value is a useful measure for management, investors and analysts because the calculation of adjusted book value permits an evaluation of the net present value of the Company’s in force premiums and shareholders’ equity. The premiums included in adjusted book value will be earned in future periods, but may differ materially from the estimated amounts used in determining current adjusted book value due to changes in market interest rates, foreign exchange rates, refinancing or refunding activity, prepayment speeds, policy changes or terminations, credit defaults and other factors. This measure should not be viewed as a substitute for shareholders’ equity attributable to Assured Guaranty Ltd. determined in accordance with GAAP.

Net present value of expected estimated future revenue on credit derivatives in force: Net present value of expected estimated future revenue on credit derivatives in force is a non-GAAP financial measure defined as the present value of estimated future revenue from our credit derivative in-force book of business, net of reinsurance, ceding commissions and premium taxes in excess of expected losses, and discounted at 6%. Management believes that net present value of expected estimated future revenue on credit derivatives in force is a useful measure for management, investors and analysts because it permits an evaluation of the value of future estimated credit derivative revenue. Estimated future credit derivative revenues may change from period to period due to changes in par outstanding, maturity, or other factors that result from market interest rates, foreign exchange rates, refinancing or refunding activity, prepayment speeds, policy changes or terminations, credit defaults or other factors. There is no comparable GAAP financial measure.

PVP or present value of new business production:  PVP is a non-GAAP financial measure defined as gross upfront and installment premiums received and the present value of gross estimated future installment premiums, on insurance and credit derivative contracts written in the current period, discounted at 6%.  Management believes that PVP is a useful measure for management, investors and analysts because it permits the evaluation of the value of new business production for Assured Guaranty by taking into account the value of estimated future installment premiums on all new contracts underwritten in a reporting period, whether in insurance or credit derivative contract form, which GAAP gross premiums written and the net credit derivative premiums received and receivable portion of net realized gains and other settlement on credit derivatives (“Credit Derivative Revenues”) do not adequately measure. For purposes of the PVP calculation, management discounts estimated future installment premiums on insurance contracts at 6%, while under GAAP, these amounts are discounted at a risk free rate.  Additionally, under GAAP, management records future installment premiums on financial guaranty insurance contracts covering non-homogeneous pools of assets based on the contractual term of the transaction, whereas for PVP purposes, management records an estimate of the future installment premiums the Company expects to receive, which may be based upon a shorter period of time than the contractual term of the transaction.  Actual future net earned or written premiums and Credit Derivative Revenues may differ from PVP due to factors including, but not limited to, prepayments, amortizations, refundings, contract terminations or defaults that may or may not result from changes in market interest rates, foreign exchange rates, refinancing or refundings, prepayment speeds, policy changes or terminations, credit defaults or other factors. PVP should not be viewed as a substitute for gross written premiums determined in accordance with GAAP.

Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements.  For example, Assured Guaranty’s forward-looking statements regarding financial strength and growth opportunities and its calculations of adjusted book value, PVP, net present value of estimated future installment premiums in force and total estimated net future premium earnings could be affected by a rating agency action, such as a ratings downgrade, developments in the world’s financial and capital markets, changes in the world’s credit markets, more severe or frequent losses affecting the adequacy of Assured Guaranty’s loss reserve, the impact of market volatility on the mark-to-market of our contracts written in credit default swap form, reduction in the amount of reinsurance portfolio opportunities available to the Company, decreased demand or increased competition, changes in accounting policies or practices, changes in laws or regulations, other governmental actions, difficulties with the execution of Assured Guaranty’s business strategy, contract cancellations, Assured Guaranty’s dependence on customers, loss of key personnel, adverse technological developments, the effects of mergers, acquisitions and divestitures, natural or man-made catastrophes, other risks and uncertainties that have not been identified at this time, management’s response to these factors, and other risk factors identified in Assured Guaranty’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements which are made as of May 10, 2010.  Assured Guaranty undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

Equity Investors:

Sabra R. Purtill, CFA

Managing Director, Investor Relations

212-408-6044

spurtill@assuredguaranty.com

Ross Aron

Assistant Vice President, Investor Relations

212-261-5509

raron@assuredguaranty.com

Media:

Betsy Castenir

Managing Director, Corporate Communications

212-339-3424

bcastenir@assuredguaranty.com

Ashweeta Durani

Vice President, Corporate Communications

212-408-6042

adurani@assuredguaranty.com

Fixed Income Investors:

Robert Tucker

Managing Director, Fixed Income Investor Relations

212-339-0861

rtucker@assuredguaranty.com

Michael Walker

Director, Fixed Income Investor Relations

212-261-5575

mwalker@assuredguaranty.com